Array BioPharma To Present Clinical Data At The 2012 ASH Meeting On ARRY-520, A KSP Inhibitor, And ARRY-614, A Dual p38/Tie2 Inhibitor

Conference call scheduled today, Monday, November 5, 2012 at 4:30 p.m. ET

BOULDER, Colo., Nov. 5, 2012 /PRNewswire/ -- Array BioPharma Inc. (NASDAQ: ARRY) today announced that data will be presented on two drug candidates, ARRY-520, a KSP inhibitor, and ARRY-614, a dual p38/Tie2 inhibitor, at the 2012 Annual Meeting of the American Society of Hematology (ASH) in Atlanta, Georgia. Array will also hold a conference call today, Monday, November 5, 2012 at 4:30 p.m. ET, to review the abstracts. The call-in details are provided below.

(Logo: http://photos.prnewswire.com/prnh/20121029/LA02195LOGO)

Ron Squarer, Chief Executive Officer of Array, noted, "We are excited to present clinical results for ARRY-520 and ARRY-614 at the upcoming ASH annual meeting. Notably, our oral presentation will show that in patients with triple-refractory multiple myeloma and a median number of 10 prior treatment regimens, ARRY-520 plus low-dose dexamethasone has a 22% overall response rate (>PR), with manageable safety. This response rate is comparable to those reported for pomalidomide or carfilzomib even though their studies included patients with only half the number of prior median treatment regimens. In a related abstract assessing the same group of ARRY-520-treated patients, we observed that prospective screening for the acute phase protein alpha-1-acidic glycoprotein, or AAG, may enable us to better select patients who will respond to treatment with ARRY-520. For patients with a non-elevated AAG level, the overall response rate (>PR) increased to 33%. We believe these observed overall response rates in a heavily pre-treated patient population with limited treatment options defines a potential regulatory path to approval for ARRY-520."

ARRY-520 is currently advancing in three clinical trials. Positive results in any one of these trials will define a clear path to late stage development:

  Phase 2 trial in combination with dexamethasone in patients with MM refractory to Revlimid® (lenalidomide), Velcade® (bortezomib) and dexamethasone therapy.
  Phase 1b trial in combination with Velcade plus dexamethasone in patients with relapsed or refractory MM.
  Phase 1b investigator-sponsored trial in combination with Kyprolis® (carfilzomib) in patients with relapsed or refractory MM who are refractory or intolerant to Velcade therapy.

Early data from the ongoing combination with carfilzomib is reported in the abstract listed below. As noted in the abstract, updated safety and efficacy data for all patients will be presented at the meeting.

In the ARRY-614 abstract listed below, our new formulation demonstrated improved bioavailability and inter-patient variability with in our ongoing study in low or intermediate-1 risk Myelodysplastic Syndromes (MDS). In our prior study in a similar population, we observed a 38% response rate for hematologic improvement in patients receiving the highest dose of our prior formulation. At this dose, ARRY-614 demonstrated multilineage hematologic improvement in 67% of the responders, improving two or more cytopenia (neutropenia, thrombocytopenia and/or anemia). Array intends to meet with the FDA to discuss the development plan to support registration.

The abstracts can also be accessed through the American Society of Hematology website, www.hematology.org/Meetings/Annual-Meeting. After the presentations, the posters and presentation slides will be available as PDFs on Array's website at www.arraybiopharma.com. ASH is the world's largest professional society concerned with the causes and treatments of blood disorders, and presentation of clinical trial results at the annual conference marks an important strategic milestone in the continued development of these two drugs.

ARRY-520 - KSP inhibitor for Multiple Myeloma (MM):
Three abstracts will be presented on ARRY-520, including one oral presentation:

Title: The Novel KSP Inhibitor ARRY-520 Is Active Both with and without Low-Dose Dexamethasone in Patients with Multiple Myeloma Refractory to Bortezomib and Lenalidomide: Results From a Phase 2 Study
Date: Monday, December 10, 2012
Time: 11:30 a.m. ET (oral presentation)
Room: Georgia World Congress Center, Thomas Murphy Ballroom 2-3
Summary: Patients with relapsed refractory multiple myeloma (RRMM) refractory to both IMiD and proteasome inhibitor therapy have a poor prognosis with median survival of as little as 6 months. New drugs with clinically meaningful activity in this population are needed. ARRY-520 is a novel agent with a distinct mechanism of action relative to other myeloma drugs and shows promising clinical activity both alone and combined with dexamethasone in RRMM. Notably, in patients with triple-refractory MM, ARRY-520 + LoDex has shown a preliminary 28% overall response rate (>MR), with a manageable safety. These data are comparable to those reported for pomalidomide or carfilzomib in less heavily pretreated patients.

Title: Phase 1 Study of the Novel Kinesin Spindle Protein Inhibitor ARRY-520 + Carfilzomib in Patients with Relapsed and/or Refractory Multiple Myeloma
*Inclusion of additional patients and updated data for this trial will be presented during the presentation at ASH.
Date: Monday, December 10, 2012
Time: 6:00 PM - 8:00 p.m. ET
Room: Georgia World Congress Center, Hall B1-B2
Summary: The combination of ARRY-520 and carfilzomib is well tolerated with limited hematologic toxicity and a manageable side effect profile. Notably, in this patient population, with patients who have bortezomib refractory/intolerant myeloma, the combination has demonstrated early signals of activity. Updated safety and efficacy data for all patients will be presented at the meeting.

Title: Identification of Alpha 1-Acid Glycoprotein (AAG) As a Potential Patient Selection Biomarker for Improved Clinical Activity of the Novel KSP Inhibitor ARRY-520 in Relapsed and Refractory Multiple Myeloma (MM)
Date: Saturday, December 8, 2012
Time: 5:30 PM - 7:30 p.m. ET
Room: Georgia World Congress Center, Hall B1-B2
Summary: Our preliminary data suggest that AAG levels can affect the free fraction of ARRY-520 in blood over a clinically relevant range both preclinically and in clinical studies. In retrospective analysis, patients with higher AAG levels show a lower fu and therefore may not achieve sufficient exposure to gain therapeutic benefit from ARRY-520. In preclinical analyses, this effect is specific to ARRY-520, suggesting that AAG levels may be predictive for ARRY-520 activity relative to other MM drugs. We hypothesize that prospective screening for AAG may enable exclusion of patients who may not achieve therapeutic exposure to ARRY-520, increasing the overall activity of ARRY-520 and preventing exposure of non-responders to an ineffective therapeutic dose.

ARRY-614 – Dual p38/Tie2 inhibitor for Myelodysplastic Syndromes (MDS):
Array will also be presenting the following abstract from a Phase 1 clinical trial in patients with MDS using an optimized formulation of ARRY-614 with improved plasma exposure and lower inter-subject variability:
Title: Role of p38 MAPK and Tie2 in the Pathogenesis of MDS and Their Inhibition by Dual Inhibitor ARRY-614
Date: Sunday, December 9, 2012
Time: 6:00 PM - 8:00 p.m. ET
Room: Georgia World Congress Center, Hall B1-B2
Summary: In cell-based assays, ARRY-614 inhibits both p38-mediated HSP27 phosphorylation (IC50 = 1 nM) and Tie2-dependent AKT phosphorylation (IC50 = 13 nM). Cellular IC50 values, corrected for plasma protein binding, and preliminary pharmacokinetic parameters were used to predict inhibition of these targets in patients. Analysis of the highest administered dose (1200 mg QD) of ARRY-614 as a powder-in-capsule (PiC) formulation in the Phase 1 clinical study predicted robust suppression of phospho-p38 (>50% for 24 hours), consistent with bone marrow and plasma biomarker findings. However, partial inhibition of Tie2 (>50% for 17.1 hours) was predicted. In a second Phase 1 clinical study, an optimized ARRY-614 formulation has demonstrated decreased intra- and inter-patient variability and increased peak plasma concentrations. With this new formulation, peak plasma concentrations of the 400 mg QD cohort were ~50% higher than those of the 1200 mg QD PiC formulation cohort, possibly affording more extensive Tie2 inhibition. These observations suggest that inhibition of both p38 and Tie2 may be important for the effects of ARRY-614 in MDS patients. The ongoing Phase 1 dose escalation trial of the optimized ARRY-614 formulation may further our understanding of the contributions of these targets to the pathogenesis of MDS.

Conference Call Information
Date: Monday, November 5, 2012
Time: 4:30 p.m. Eastern Time
Toll-Free: (888) 895-5479
Toll: (847) 619-6250
Pass Code: 33684333
Webcast & Conference Call Slides: http://investor.arraybiopharma.com/phoenix.zhtml?c=123810&p=irol-irhome

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer. Array is evolving into a late-stage development company, with two wholly-owned programs, ARRY-614 and ARRY-520, and three partnered programs, selumetinib (with AstraZeneca), MEK162 (with Novartis), and danoprevir (with InterMune / Roche), having the potential to begin Phase 3 or pivotal trials by the end of calendar year 2013. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials for our proprietary and our partnered programs, the timing of the completion or initiation of further development of our wholly-owned and our partnered programs, expectations that events will occur that will result in greater value for the Company, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up-front fees, milestone and/or royalty payments, our future plans to progress and develop our proprietary programs and the plans of our collaborators to progress and develop programs we have licensed to them, and our plans to build a late-stage development company. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of November 5, 2012. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com